Exhibit 107
CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

WM Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)		Proposed maximum offering price per unit		Maximum aggregate offering price	Fee rate	Amount of registration fee(6)
Equity	2021 Equity Incentive Plan (Class A Common Stock, par value $0.0001 per share)	Other	7,667,632	(2)	$1.19	(4)	$9,124,482.08	$0.00015310	$1,396.96
Equity	2021 Employee Stock Purchase Plan (Class A Common Stock, par value $0.0001 per share)	Other	1,533,526	(3)	$1.02	(5)	$1,564,196.52	$0.00015310	$239.48
Total Offering Amounts			9,201,158				$10,688,679		$1,636.44
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due									$1,636.44
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar transaction which results in an increase in the number of outstanding shares of the common stock of WM Technology, Inc. (the “Registrant”).

(2)Represents shares of Class A Common Stock that were added to the shares authorized for issuance under the WM Technology, Inc. 2021 Equity Incentive Plan (the “2021 EIP”) on January 1, 2025, pursuant to an “evergreen” provision contained in the 2021 EIP.

(3)Represents shares of Class A Common Stock that were added to the shares authorized for issuance under the WM Technology, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) on January 1, 2025, pursuant to an “evergreen” provision contained in the 2021 ESPP.

(4)Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s Class A Common Stock as

Exhibit 107
reported on the Nasdaq Global Select Market on March 14, 2025, which date is within five business days prior to the filing of this Registration Statement.

(5)Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s Class A Common Stock as reported on the Nasdaq Global Select Market on March 14, 2025, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP. Under the 2021 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.

(6)Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00015310.